UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 8, 2015

INVESTORS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36441	46-4702118
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer
Identification No.)

101 JFK Parkway, Short Hills, New Jersey	07078
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (973) 924-5100

Not Applicable
_________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On December 8, 2015, Thomas F. Splaine, Jr. announced his resignation from his position with Investors Bancorp, Inc. (the “Company”) and Investors Bank, which will take effect on December 31, 2015. Pursuant to the previously disclosed addendum (the “Addendum”) to the amended and restated employment agreement by and between the Company and Thomas F. Splaine, Jr. (the “Employment Agreement”), Mr. Splaine’s voluntary resignation of employment with the Company for any reason prior to December 31, 2015 constitutes an “event of termination” for purposes of the Employment Agreement. Accordingly, Mr. Splaine will receive a lump sum severance payment equal to 1.5 times the sum of his: (i) base salary; and (ii) highest rate of cash incentive compensation awarded to him during the prior three years, and will receive continued life and non-taxable medical, dental and disability coverage for 18 months after his date of termination. Mr. Splaine is also entitled to a lump sum payment in an amount equal to excess, if any, of the present value of the benefits to which he would be entitled under the Company’s or Investors Bank’s pension plans if he had continued working for 18 months after his date of termination over the present value of the benefits to which he is actually entitled under the pension plans as of his date of termination. The Addendum also provides that Mr. Splaine will not be subject to a non-competition covenant following his termination of employment with the Company.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired	Not Applicable

(b)	Pro Forma Financial Information	Not Applicable

(c)	Shell Company Transactions	Not Applicable

(d)	Exhibits	Not Applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INVESTORS BANCORP, INC.

DATE: December 11, 2015	By:	/s/ Kevin Cummings
Kevin Cummings
President and Chief Executive Officer